UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2017
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.
On May 24, 2017, Post Holdings, Inc. (“Post” or the “Company”) entered into a Joinder Agreement No. 1 (the “Joinder No. 1”), by and among Credit Suisse AG, Cayman Islands Branch, the Company and the guarantors party thereto, and consented to by Barclays Bank PLC, as Administrative Agent. The Joinder No. 1 provided for, in connection with the Company’s previously announced cash tender offers and consent solicitations (the “Tender Offers”) for the outstanding 7.75% Senior Notes due 2024 (the “2024 Notes”) and 8.00% Senior Notes due 2025 (the “2025 Notes,” and collectively with the 2024 Notes, the “Notes”) that are validly tendered and not validly withdrawn pursuant to the Tender Offers, an incremental term loan of $1.2 billion (the “Term Loan”) under the Company’s existing Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, the institutions from time to time party thereto as lenders (the “Lenders”), Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Syndication Agents, Credit Suisse Securities (USA) LLC and JPMorgan Chase Bank, N.A., as Documentation Agents, and Barclays Bank PLC, as Administrative Agent for the Lenders (in such capacity, the “Agent”).
Pursuant to the Joinder No. 1, the Company borrowed $1.2 billion and used a portion of the net proceeds of such Term Loan to fund payments to all holders of 2024 Notes and 2025 Notes who tendered their Notes early in the Tender Offers and whose Notes were accepted for purchase and to pay related fees and expenses of the Term Loan and the Tender Offers. The outstanding amounts under the Term Loan will bear interest at the Eurodollar Rate plus 2.25% or the Base Rate (as such terms are defined in the Credit Agreement) plus 1.25%. The Term Loan must be repaid in quarterly principal installments of $3.0 million beginning on September 30, 2017 and must be repaid in full on May 24, 2024. The Joinder No. 1 also requires the Company to make certain prepayments of principal of the Term Loan under specified circumstances.
The Company’s obligations under the Credit Agreement, including the Company’s obligations under the Term Loan, are unconditionally guaranteed by its existing and subsequently acquired or organized direct and indirect domestic subsidiaries (other than immaterial domestic subsidiaries and certain other excluded subsidiaries) and are secured by security interests in substantially all of the Company’s assets and the subsidiary guarantors’ assets, including certain material real property.
The foregoing descriptions of the Credit Agreement and the Joinder No. 1 do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Credit Agreement (which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 31, 2017) and the Joinder No. 1, which is filed as Exhibit 10.1 hereto. The representations and warranties, if any, contained in the Credit Agreement and in the Joinder No. 1 were made only for purposes of such agreements and as of the dates specified therein; were solely for the benefit of the parties thereto; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties, if any, or any description thereof as characterizations of the actual state of facts or condition of the Company and its subsidiaries. Moreover, information concerning the subject matter of any representations and warranties may change after the date of the Credit Agreement and of the Joinder No. 1, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information with respect to the Term Loan included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.
On May 24, 2017, the Company issued a press release announcing that it today has accepted for payment, subject to the terms and conditions specified in the Company’s Offer to Purchase and Consent Solicitation Statement dated May 8, 2017, $650,979,000 in aggregate principal amount of 2024 Notes, representing approximately 81.4% of the 2024 Notes, which were validly tendered on or prior to 5:00 PM New York City time on May 19, 2017 and not validly withdrawn, and $262,422,000 in aggregate principal amount of 2025 Notes, representing approximately 65.6% of the 2025 Notes, which were validly tendered on or prior to 5:00 PM New York City time on May 23, 2017 and not validly withdrawn, in each case, pursuant to the Company’s previously announced Tender Offers. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 24, 2017	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	SVP, General Counsel & Chief Administrative Officer, Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
Joinder Agreement No. 1, dated as of May 24, 2017, by and among Credit Suisse AG, Cayman Islands Branch, the Company and the Guarantors (as defined) party thereto, and consented to by Barclays Bank PLC, as Administrative Agent

99.1	Press Release, dated May 24, 2017

4